Exhibit 99.3


                                Offer to Exchange
                            12% Senior Notes due 2009
           that have been registered under the Securities Act of 1933 for Any and All Outstanding
                            12% Senior Notes due 2009
                                       of
                            MARVEL ENTERPRISES, INC.


To   Registered Holders and Depository
     Trust Company Participants:


     We are enclosing herewith the material listed below relating to the offer by Marvel Enterprises, Inc. (the "Company") to exchange its 12% Senior Notes due 2009 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 12% Senior Notes due 2009 (the "Restricted Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated __________, 1999, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

       1. Prospectus dated __________, 1999;

       2. Letter of Transmittal;

       3. Notice of Guaranteed Delivery;

       4. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

       5. Letter which may be sent to your clients for whose account you hold Restricted Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Offer will expire at 5:00 p.m., New York City time, on ____________, 1999, unless extended.

     The Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To participate in the Exchange Offer by tendering notes by book-entry transfer, a beneficial holder must cause a DTC Participant to tender such holder's Restricted Notes to IBJ Whitehall Bank & Trust Company's (the "Exchange Agent") account maintained at the Depository Trust Company

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("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender
Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Restricted Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Pursuant to the Letter of Transmittal, each holder of Restricted Notes will represent to the Company that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Restricted Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Restricted Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and
(iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes, you will represent on behalf of such broker-dealer that the Restricted Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Act in connection with any resale of such Exchange Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Act.

     The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Restricted Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Restricted Notes pursuant to the Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Restricted Notes to it, except as otherwise provided in Instruction [6] of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from IBJ Whitehall Bank & Trust Company.

                                Very truly yours,



                                MARVEL ENTERPRISES, INC.



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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
AGENT OF MARVEL ENTERPRISES, INC. OR IBJ WHITEHALL BANK & TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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